                                                                                                                                                                                                                                                                          Exhibit 99.7

From: Robert L. Chapman, Jr.
Sent: Tuesday, December 16, 2008 8:27 AM
To: 'tom.costabile@edcllc.com'
Cc: 'Clarke H. Bailey (clarke.bailey@edcih.com)'
Subject: EDCI Holdings (EDCI): EDC: Personnel/Management: COO Costabile

December 16, 2008

TC,

I understand that you met with CHB today and suggested a “transition plan” involving the conclusion of your employment with EDC.  I also understand that you intend to communicate with EDC Board members about this matter as well.  Both of these actions should prove to be helpful in your decision making on how you handle any “transition.”

However, neither a future transition plan nor your communicating with EDC’s Board directly addresses your current performance deficiencies while you remain a highly compensated executive of EDC, as exhibited at the 12/09/2008 Board meeting (see E-mail below) and at various other times.  Such other times may include your apparent failure in May 2006 to meet the one year contractual deadline (of May 2006) to contest formally in writing the EDC/UMG “prevailing practice” calculation/standard for “service levels”.  It appears that you indicated to the EDC Board that such formal contesting of the prevailing standard had occurred by the stated deadline, though at this point there appears to be no record of your having done so.  This apparent failure seems to have compromised a block of business equating to 30% of UMGI’s business with EDC, subject to the Key Failure Notice’s standing following prospective negotiations that shall occur between EDC and UMGI.

I must say that it is my opinion that your seemingly lax approach to fulfilling your duties as EDC’s COO, a highly compensated position, could be construed as negligent.  As I am sure you are aware, EDC’s CEO has a duty to reduce/eliminate negligence amongst EDC’s employee/management ranks.  Fiduciaries simply have no other choice when it comes to negligent management.

It is my understanding that EDC has provided you with all necessary means to fulfill your duties as its COO.  However, it appears that you have chosen to adopt a management approach that has proven to lack effectiveness and productivity.  Making matters worse is that you appear to have misrepresented at times to EDC’s Board (and me as an EDCI director and representative of EDCI’s largest ownership block) that you were accomplishing, effectively and productively, your assigned duties.  This is of highest concern to me in my capacities described above.

RLCjr